Exhibit 2.11

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (the “Agreement”) dated as of April 21, 2015, by and among NameFind LLC, a Delaware limited liability company (the “Buyer”), GoDaddy.com, LLC, a Delaware limited liability company and ultimate parent of the Buyer (“GoDaddy”), Marchex Sales, LLC, a Delaware limited liability company (the “Seller”) and Marchex, Inc., a Delaware corporation and ultimate parent of the Seller (the “Parent”).

This Agreement sets forth the terms and conditions upon which the Buyer will purchase certain of the domain names and related assets owned by Seller as set forth on Exhibit A (the “Purchased Assets”), in consideration of the Purchase Price (as defined herein).

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, all capitalized words or expressions used in this Agreement shall have the meanings specified in this Agreement, and the terms listed below shall be defined as follows:

“Affiliate” means any Person or entity which controls, is controlled by, or which is under common control with another Person or entity.

“Agreement” means this Asset Purchase Agreement (together with all exhibits and schedules hereto) as from time to time assigned, supplemented, modified, amended, or restated or as the terms hereof may be waived.

“Buyer” shall also include any direct or indirect subsidiaries, or Affiliates, of Buyer or GoDaddy, including but not limited to GoDaddy Europe, to the extent Buyer or GoDaddy determines or requests that any Purchased Assets are transferred to, or registered in the name of, such subsidiaries or Affiliates.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Contractual Obligation” means, with respect to any Person, any written or oral contract, agreement, deed, deposit, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or instrument, including any document or instrument evidencing or otherwise relating to any debt to which or by which such Person is a party or otherwise subject or bound.

“Domain Name Business” means the business of the Purchased Assets set forth on Exhibit A.

“Earn Out Period” shall have the meaning as set forth in Exhibit B.

“Final Accounting Firm” means the Seattle, WA office of PricewaterhouseCoopers LLP or another nationally recognized independent public accounting firm selected by mutual agreement of GoDaddy and the Parent.

“GoDaddy Europe” means GO DADDY EUROPE LIMITED, a United Kingdom Private Limited Company and Affiliate of GoDaddy and Buyer.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Intellectual Property” means (a) all patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, (b) all trademarks, service marks, trade dress, logos, trade names, services names, symbols, logos, branding elements, corporate names and the goodwill associated therewith and registrations and applications for registration thereof (“Trademarks”), (c) all copyrights and rights under copyrights, including moral rights, and registrations and applications for registration thereof (“Copyrights”), (d) all proprietary and confidential information, trade secrets and know-how, (e) inventions (whether or not patentable) and improvements thereto, (f) all domain names, URL’s, web addresses and websites, (g) all computer software, source code and object code, whether embodied in software, firmware or otherwise (including related data and documentation), (h) all databases, data compilations and collections and technical data, (i) all other forms of technology, (j) all other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction and (j) all rights in, to, or associated with, and all copies and tangible embodiments of all the foregoing (a) through (j).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent and whether accrued or unaccrued), including any liability for Taxes.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Loss” means any loss, liability, claim, judgment, fine, damage, cost, expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third party claim.

“Person” means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

“Parking” shall have the meaning as set forth in Exhibit B.

“Purchased Assets” consist of those assets set forth on Exhibit A.

“Purchased Asset Gross Revenues” shall have the meaning as set forth on Exhibit B.

“Purchased Domain Names” shall have the meaning as set forth on Exhibit A.

“Purchase Documents” means this Agreement, the exhibits attached hereto and any other certificate, document, instrument, or agreement executed in connection therewith.

“Reselling” shall have the meaning as set forth in Exhibit B.

“Seller” shall also include Parent, Archeo, Inc., a Delaware corporation, and any other subsidiaries of Parent to the extent any Purchased Assets are registered or owned in the name of, or by, such subsidiaries.

“Tax” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, membership interests, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Subject to and upon the other terms and conditions contained herein, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller at the Closing, the Purchased Assets (except for those (a) Purchased Domain Names set forth on Schedule 2.1(a), which will be transferred to an Affiliate of Buyer within such time as set forth in the Transition Services Agreement (as defined below) and (b) Purchased Domain Names set forth on Schedule 2.1(b), which will be transferred at Closing to GoDaddy Europe), free and clear of any Liens whatsoever and subject only to the Assumed Liabilities (as defined herein) of the Seller set forth in Section 2.2.

2.2 Assumption of Liabilities. The assumed Liabilities shall consist of all obligations under the Contractual Obligations listed in Exhibit A (the “Assumed Liabilities”).

2.3 Excluded Liabilities. Notwithstanding anything to the contrary herein, the Seller shall retain, and shall be responsible for paying, performing and discharging, when due, and Buyer, GoDaddy and their Affiliates shall not assume or have any responsibility for any Liabilities of the Seller, including any Liabilities under any of the Contractual Obligations that relates to periods prior to Closing (all excluded Liabilities collectively, “Excluded Liabilities”), other than the Assumed Liabilities.

2.4 Purchase Price.

(a) The Buyer and GoDaddy agree to assume the Assumed Liabilities and to pay the Seller (or Parent at Seller’s instruction):

(i) An aggregate amount in cash equal to $28,100,000 by wire transfer to the Seller at the Closing (pursuant to wire transfer instructions delivered to the Buyer prior to the Closing) (the “Closing Consideration”).

(ii) An amount post-Closing depending on any revenues related to the Purchased Assets (the “Earn Out Consideration, and each such payment an “Earn Out Payment”) over the “Earn Out Period” as set forth in further detail on Exhibit B (together with the Closing Consideration, the “Purchase Price”).

(b) Each Earn Out Payment shall be payable in cash by wire transfer to the Seller within sixty (60) days after the end of each year in the Earn Out Period (or such later date upon which the Earn Out Payment is determined pursuant to Section 2.4(d) or 2.4(f) below.

(c) The Buyer shall deliver to the Seller and the Parent, (i) no later than forty five (45) days following the conclusion of each calendar year following the Closing, a written statement of “Purchased Asset Gross Revenues” as defined in Exhibit B, (ii) prompt written notice when Purchased Asset Gross Revenues realized by Buyer have reached, in the aggregate, the Earn Out Threshold (as defined in Exhibit B) and (iii) no later than forty five (45) days following the conclusion of each year of the Earn Out Period, a written statement of Purchased Asset Gross Revenues for such Earn Out Period (each an “Earn Out Revenue Statement”) and such other supporting accounts, reports, ledgers and information as the Seller or the Parent may reasonably require.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) If either the Seller or the Parent disagrees with the content of an Earn Out Revenue Statement, such Party shall notify the Buyer on or before the date fifteen (15) days after the date on which the Buyer delivers to such Party such Earn Out Revenue Statement. Such notification shall specify in reasonable detail each item which is disputed and the reason why and shall include all supporting calculations and/or documentation. All items which are not disputed in such notice shall, in the absence of manifest error, be deemed agreed to by the Parties. The Parties shall use their reasonable best efforts to resolve any such disagreements in good faith within fifteen (15) days from the date of notice of disagreement. If any such disagreement is resolved, the determination and calculations set forth in such Earn Out Revenue Statement shall be final, as amended to reflect the resolution of the dispute, and shall be binding on the parties and the relevant Earn Out Payment shall be made in the manner provided above. If the Parties are unable to resolve all such disagreements on or before the date fifteen (15) days following notification by the Seller or the Parent of any such disagreements, the Parties (or any of them) shall retain the Final Accounting Firm within fifteen (15) days thereafter, to resolve all such disagreements, who shall adjudicate only those items still in dispute with respect to such Earn Out Revenue Statement.

(e) The Final Accounting Firm shall offer the Parties the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than fifteen (15) days after the date of referral of the disputed matters to the Final Accounting Firm. The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days, except as may be extended by the Parties, after the Parties submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Final Accounting Firm shall not assign a value to any disputed amount other than one submitted by the Buyer, on the one hand, or the Seller or the Parent, on the other hand and shall assign whichever such value it determines to be closest to the actual amount. The determination of the Final Accounting Firm, which shall act as expert and not arbitrator with respect to the correctness of each matter in dispute shall be in accordance with this Agreement and shall be final and binding on the parties, in the absence of manifest error or fraud. The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the party as to whom there is a negative adjustment overall with respect to matters submitted to the Final Accounting Firm as compared to its position on such disputed amounts. The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court of competent jurisdiction.

(f) Notwithstanding anything in this Agreement to the contrary, the Buyer and GoDaddy shall have the sole discretion to manage and conduct their business and allocate their resources (including with respect to the Purchased Assets) in a good faith commercially reasonable manner; provided, however, that Buyer and GoDaddy shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Purchased Assets if such action would materially reduce or limit Purchased Asset Gross Revenue.

2.5 Deferred Assets. Notwithstanding anything to the contrary herein, unless otherwise determined by the Buyer, this Agreement shall not constitute an agreement to assign or transfer any of the Purchased Assets or any Contractual Obligation, or any claim, right or benefit arising thereunder or resulting therefrom (any such Purchased Asset, Contractual Obligation, claim, right or benefit, a “Deferred Item”), if an attempted assignment or transfer thereof, without the consent of a third party

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

thereto or of the issuing governmental authority, as the case may be, would constitute a breach thereof or would give the other party thereto a right to take possession of, prevent the transfer of, or otherwise inhibit the Buyer’s control and enjoyment of a Purchased Asset, or to cancel or amend an Contractual Obligation or to adjust the terms of performance thereof (any such required consent, a “Deferred Consent”). From and after the Closing, (a) the Seller will use commercially reasonable efforts to obtain such Deferred Consent with respect to the Purchased Assets other than the Purchased Domain Names as soon as practicable after the Closing at no cost and expense to Seller or Parent and (b) the Seller will use reasonable best efforts to obtain such Deferred Consent with respect to the Purchased Domain Names as soon as practicable after the Closing at its own cost and expense. Until such Deferred Consent is obtained, the Seller will use, reasonable efforts with respect to Purchased Assets other than the Purchased Domain Names, and commercially reasonable best efforts with respect to the Purchased Domain Names, to provide to the Buyer, upon the written request of the Buyer, benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the benefits and responsible for all of the related and proportional obligations and Liabilities thereunder that it would have incurred if such Deferred Item had been transferred at Closing, in each case to the extent the Buyer is receiving the benefit of the Deferred Item). In the event that any such Deferred Consent is not obtained prior to the Closing, then, at the Buyer’s request with respect to any particular Deferred Item or group of Deferred Items (and without imposing any corresponding obligation on the Buyer or limiting any other rights the Buyer may have hereunder), the Buyer and the Seller will enter into such arrangements (including subleasing or subcontracting if permitted) as reasonably necessary to provide to the Buyer the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Deferred Item, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder on a prompt and punctual basis. Upon receipt of any Deferred Consent after the Closing Date, at the Buyer’s request, such Deferred Item shall be transferred and assigned to the Buyer. Nothing in this Section 2.5 should alter, modify, supersede or otherwise limit any of the representations or warranties of the Seller in this Agreement.

2.6 The Closing. The closing of the transaction (the “Closing”) shall take place simultaneously with the execution hereof by the parties (the “Closing Date”).

2.7 Purchase Price Allocation. The Purchase Price (and all other capitalized costs), plus Assumed Liabilities, as determined for federal income tax purposes, shall be allocated by the Buyer among the Purchased Assets in accordance with Section 1060 of the Code and other federal income tax rules (the “Purchase Price Allocation”). Buyer shall consult with Parent regarding the Purchase Price Allocation and will consider any reasonable comments. The Buyer and the Seller shall be bound by such Purchase Price Allocation for all purposes and shall account for and report the purchase and sale contemplated hereby for all purposes (including but not limited to filing tax returns and IRS From 8594) in accordance with such Purchase Price Allocation.

2.8 Bills of Sale. At the Closing, the Seller and the Buyer shall execute and deliver to the Buyer the Bill of Sale, Assignment and Assumption Agreement, which is attached hereto as Exhibit C (“Bill of Sale”). Buyer and Seller, or appropriate Affiliates thereof, will execute and deliver one or more additional Bills of Sale as necessary to facilitate the transfer of the domain names set forth on Schedule 2.1.

2.9 Intellectual Property Assignment Agreements. At the Closing, the Seller and the Buyer shall execute and deliver the Domain Assignment Agreement and the Trademark Assignment Agreement, which are attached hereto as Exhibit D (together, the “IP Assignment Agreements”). Buyer and Seller, or appropriate Affiliates thereof, will execute and deliver one or more additional IP Assignment Agreements as necessary to facilitate the transfer of the Purchased Domain Names set forth on Schedule 2.1.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.10 Transition Services Agreement. At the Closing, the Seller, the Buyer and GoDaddy shall execute and deliver the Transition Services Agreement, which is attached hereto as Exhibit E (“Transition Services Agreement”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT

Each of the Seller and the Parent hereby jointly and severally represents and warrants to the Buyer as of the date of this Agreement, unless a date is specified in such representation and warranty, as follows:

3.1 Organization and Qualification. The Seller is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of Delaware or its country of organization. The Seller has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted. The Seller is qualified to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification.

3.2 Consents and Approvals; No Violation. Each of the Seller and the Parent has all requisite power and authority to enter into this Agreement and the other Purchase Documents and all agreements and documents related hereto and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Purchase Documents by each of the Seller and the Parent has been duly and validly authorized and approved by all necessary actions on the part of the Seller and the Parent. This Agreement and the other Purchase Documents constitute the legal and binding obligation of the Seller and the Parent, enforceable against the Seller and the Parent in accordance with its terms. Except as listed in Schedule 3.2, the entering into of this Agreement and the other Purchase Documents by the Seller and the Parent does not, and the consummation by the Seller and the Parent of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to the Buyer by the Seller, will not violate (a) the provisions of any applicable federal, state, local or foreign laws, (b) the Seller’s or the Parent’s certificate of incorporation or certificate of formation or by-laws or limited liability company operating agreement, or (c) any provision of, or result in a default or acceleration of any obligation under, require any consent or the giving of notice under, or result in any change in the rights or obligations of the Seller or the Parent under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Seller or the Parent is a party or by which the Seller or the Parent is bound, or to which any of the Purchased Assets is subject or result in the creation of any Lien, Claim or encumbrance or other right of any third party of any kind whatsoever upon any of the Purchased Assets pursuant to the terms of any such instrument or obligation.

3.3 Title of Assets.

(a) The Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets (other than the Purchased Domain Names), free and clear of all Liens, except as set forth in Schedule 3.3(a) and the sale and delivery of the Purchased Assets (other than the Purchased Domain Names) to the Buyer pursuant hereto shall vest in the Buyer good and marketable title thereto, free and clear of any and all Liens, subject only to the Assumed Liabilities. Seller is the sole and exclusive registrant of the Purchased Domain Names, free and clear of all Liens, except as set forth in Schedule 3.3(a). Each of the Purchased Domain Names is in good standing with the applicable registrar managing such Purchased Domain Name and each such registrar recognizes the Seller as the registrant for the applicable Purchased Domain Names. After Closing, assuming compliance with Buyer’s obligations under this Agreement and assuming Buyer is in compliance with the terms of service of the applicable sponsoring registrar for the Purchased Domain Name, Buyer will be the sole and exclusive registrant of each of the Purchased Domain Names.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Schedule 3.3(b) sets forth all of the domain names owned and operated by Seller, Parent or their respective Affiliates, as part of its Archeo leads generation and directory business not included in the Purchased Domain Names.

(c) The Purchased Assets do not constitute “substantially all” of the Seller’s or the Parent’s assets within the meaning of Section 368(a)(1)(C) of the Code, Section 271 of the Delaware General Corporation Law or any other applicable laws.

(d) Except as set forth on Schedule 3.3(d), no domain names have been sold by Seller, Parent or their respective Affiliates after March 31, 2015.

3.4 Financial Statements. Neither Parent nor Seller has historically prepared standalone financial statements for the Domain Name Business or the Purchased Assets in accordance with generally accepted accounting principles (GAAP).

3.5 Contracts. The Seller has delivered or made available to the Buyer a correct and complete copy of each written Contractual Obligation listed in Exhibit A, or a complete summary of any oral Contractual Obligations, in each case as amended to date. Except as disclosed in Schedule 3.5, with respect to each such Contractual Obligation listed in Exhibit A or Schedule 3.6: (i) the Seller is not in material breach or default, and to the Seller’s knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contractual Obligation and (ii) no party has repudiated any provision of the Contractual Obligation.

3.6 Intellectual Property. Except as set forth in Schedule 3.6, the Intellectual Property listed in Exhibit A other than the Purchased Domain Names (the “Purchased Intellectual Property”) is freely transferable and owned exclusively by the Seller, free and clear of any Liens, and, except as set forth on Schedule 5.1(e), there are no domain name registration renewals for Purchased Domain Names that must be taken by the Seller within one hundred twenty (120) days of the date of this Agreement with respect to any such domain names, and all such domain name registrations and/or renewals have occurred in accordance with Section 5.1(e). Except as set forth in Schedule 3.6, (i) no other Person has any right, title or interest, contingent or otherwise, in or to any Purchased Intellectual Property, including without limitation the right or license to use, or the right to license any other Person to use, any of said Purchased Intellectual Property and (ii) since January 1, 2010, there have been no claims or demands in writing of any other Person pertaining thereto and no proceedings have been instituted, or are pending or threatened in writing, which challenge the Seller’s rights in respect thereof. Except as set forth in Schedule 3.6, since January 1, 2010, there have been no claims or demands in writing of any other Person pertaining to the right or license to use, or the right to license to any other Person to use, any of the Purchased Domain Names, and no proceedings have been instituted, or are pending or threatened in writing, which challenge the Seller’s rights in respect thereof.

3.7 Litigation. Except as set forth in Schedule 3.7, there is no material Claim pending or threatened in writing since January 1, 2010 against the Purchased Assets at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel. There are no judgments, orders, rulings, decrees or injunctions against or affecting the Purchased Assets.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8 Solvency. Neither the Seller nor the Parent is now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in the section, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller or the Parent, as applicable, exceeds the present fair saleable value of the Seller’s assets or the Parent’s assets, as applicable.

3.9 Brokers. Except as provided in Schedule 3.9, neither the Seller nor anyone acting on its behalf has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to this Agreement or the transactions contemplated hereby.

3.10 Taxes.

(a) The Parent and the Seller have prepared and timely filed all required Tax Returns related to the Purchased Assets (except Tax Returns related to those Transfer Taxes for which Buyer is responsible under Section 7.7) and due on or before the Closing Date, and all such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable legal requirements in all material respects. The Parent and the Seller have paid all Taxes owed with respect to the Purchased Assets, and have no material Liability for unpaid Taxes (excluding those Transfer Taxes for which Buyer is responsible under Section 7.7). There has been no audit or investigation by, or dispute with, any Tax authority involving the Parent or the Seller related to the Purchased Assets.

(b) There are no Liens for Taxes upon any of the Purchased Assets, except for Liens for Taxes not yet due and payable and other permitted Liens and immediately following the Closing Date there will be no Liens for Taxes upon any of the Purchased Assets, except for Liens not yet due and payable.

(c) There is no Tax deficiency outstanding, assessed or proposed against or with respect to the Parent or the Seller related to the Purchased Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for which the assessment or collection of any Tax of or with respect to the Parent or the Seller related to the Purchased Assets been executed or requested.

(d) To the knowledge of the Parent and the Seller, no written claim has ever been made that the Parent and the Seller are or may be subject to taxation in a jurisdiction in which they do not file Tax Returns by virtue of the ownership of the Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GODADDY

Each of the Buyer and GoDaddy hereby jointly and severally represents and warrants to the Seller, as of the date of this Agreement, unless a date is specified in such representation and warranty, as follows:

4.1 Organization and Qualification. Each of the Buyer and GoDaddy is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is conducted. Each of the Buyer and GoDaddy is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification.

4.2 Consents and Approvals; No Violation. Each of the Buyer and GoDaddy has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Purchase Documents by the Buyer and GoDaddy have been duly and validly authorized and approved by all necessary company

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

action on the part of each of the Buyer and GoDaddy. This Agreement and the other Purchase Documents constitute the legal and binding obligation of Buyer and GoDaddy, enforceable against the Buyer and GoDaddy in accordance with its terms. The entering into of this Agreement and the other Purchase Documents by the Buyer and GoDaddy does not, and the consummation by the Buyer and GoDaddy of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to the Buyer by the Seller, will not violate (a) the provisions of any applicable federal, state, local or foreign laws, (b) the Buyer’s or GoDaddy’s certificate of formation or limited liability company agreement, or (c) any provision of, or result in a default or acceleration of any obligation under, require any consent or the giving of notice under, or result in any change in the rights or obligations of the Buyer or GoDaddy under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer or GoDaddy is a party or by which the Buyer or GoDaddy is bound, or to which any property of the Buyer or GoDaddy is subject or result in the creation of any Lien, Claim, or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Buyer or GoDaddy pursuant to the terms of any such instrument or obligation.

4.3 Brokers. Neither the Buyer nor GoDaddy nor anyone acting on their respective behalves has engaged, retained or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the purchase of Purchased Assets, this Agreement or the transactions contemplated hereby.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Covenants, Representations and Warranties. The Seller and the Parent shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties set forth in ARTICLE III above shall be true and correct in all respects at and as of the Closing Date.

(b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement.

(c) Consents; Permits. The Seller shall have received (and there shall be in full force and effect) to the extent required all material consents, approvals, filings, releases, terminations and payoff letters, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Seller or Parent is a party or to which they are subject, in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets, including, without limitation, with respect to US Bank and any security interests held by US Bank on the Purchased Assets.

(d) Transfer of Purchased Assets. All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to the Buyer, free and clear of any and all Liens, and

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

each of the Bill of Sale, Trademark Assignment Agreement and Domain Assignment Agreement shall have been executed and delivered. At Closing, the Seller shall provide the Buyer with the user name and password for the account with the registrar containing the Purchased Domain Names (as defined in Exhibit A) for the purpose of effecting the change in the registrant information. The transfer of the Purchased Domain Names to the Buyer shall be deemed complete upon provision of the aforementioned username and password.

(e) Domain Name Renewals. Prior to Closing, Seller shall renew, at Seller’s expense, any Purchased Domain Names that have a remaining registration term of less than one hundred twenty (120) days as of the Closing Date, all of which are set forth on Schedule 5.1(e). At Closing, Seller shall deliver a certificate certifying compliance with this Section 5.1(e).

(f) Third Party Consents. Seller shall have received and delivered to Buyer, each in form and substance reasonably satisfactory to Buyer, all third party consents to assignment set forth on Schedule 5.1(f).

5.2 Conditions to Obligations of the Seller and the Parent. The obligations of the Seller and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing of the following conditions precedent:

(a) Covenants, Representations and Warranties. The Buyer and GoDaddy shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties set forth in ARTICLE IV above shall be true and correct in all respects at and as of the Closing Date.

(b) No Pending Action. No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no investigation by any governmental authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other governmental authority or arbitrator, which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement.

(c) Payment of Closing Consideration. Seller shall have received the Closing Consideration.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller and Parent. Subject to the limitations set forth in this ARTICLE VI, from and after the Closing, each of the Seller and the Parent hereby jointly and severally agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, the Buyer and GoDaddy and their respective directors, officers, managers, members, agents and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a) any breach of any representation or warranty or made by the Seller or the Parent in the Purchase Documents delivered by the Seller or the Parent pursuant hereto;

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) any breach or non-fulfillment of any covenant or any Purchase Documents or other agreement made or to be performed by the Seller or the Parent contained herein or in any Purchase Document delivered by the Seller or the Parent pursuant to this Agreement;

(c) any error or inaccuracy in the calculation of any Earn Out Payment favorable to the Seller or the Parent;

(d) any contracts set forth on Schedule 6.1(d);

(e) any Excluded Liabilities; and

(f) any fraud, willful breach or intentional misrepresentation by the Seller or the Parent (or any of their respective agents) in connection with this Agreement or the transactions contemplated hereby.

6.2 Indemnification by Buyer and GoDaddy. Subject to the limitations set forth in this ARTICLE VI, from and after the Closing, each of the Buyer and GoDaddy hereby jointly and severally agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, each of the Seller and the Parent and each of its directors, officers, managers, members, agents and Affiliates (collectively, the “Parent/Seller Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:

(a) breach of any representation or warranty made by the Buyer or GoDaddy in the Purchase Documents delivered by the Buyer or GoDaddy pursuant hereto;

(b) any breach or non-fulfillment of any covenant or any Purchase Documents or other agreement made or to be performed by the Buyer or GoDaddy contained herein or in any Purchased Documents delivered by the Buyer or GoDaddy pursuant to this Agreement, including payment if and when due of the Earn Out Consideration;

(c) any error or inaccuracy in the calculation of any Earn Out Payment favorable to the Buyer and GoDaddy; and

(d) any fraud, willful breach or intentional misrepresentation by the Buyer or GoDaddy (or any of their respective agents) in connection with this Agreement or the transactions contemplated hereby.

6.3 Notice and Opportunity to Defend.

(a) If there occurs an event which a party asserts is an indemnifiable event pursuant to ARTICLE VI, the parties seeking indemnification shall promptly notify the other parties obligated to provide indemnification (collectively, the “Indemnifying Party”). The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any third party action, suit or proceeding. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of third party action, suit or proceeding. In the event a settlement or compromise is effected without an Indemnifying Party’s prior consent, such settlement or compromise shall not be dispositive for the purposes of determining (a) the amount of Losses for which the Indemnifying Party is liable or (b) whether the party seeking indemnification is entitled to indemnification from the Indemnifying Party.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) If the Seller or the Parent shall become obligated to indemnify any Buyer Indemnitee against any Losses pursuant to Section 6.1, such Buyer Indemnitee shall be entitled, in addition to any other right or remedy it may have under this Agreement, to set-off all or any portion of such Losses against any Earn Out Payment that may become payable under Section 2.4(a)(ii).

6.4 Survival. For purposes of this ARTICLE VI, the parties hereby agree that each and every such representation and warranty set forth in this Agreement shall survive until the first anniversary of the Closing Date; provided, however, that Section 3.1 (Organization and Qualification), Section 3.2 (Consents and Approvals; No Violation), Section 3.3 (Title of Assets), Section 3.9 (Brokers), Section 3.10 (Taxes), Section 4.1 (Organization and Qualification), Section 4.2 (Consents and Approvals; No Violation) and Section 4.3 (Brokers) along with the covenants of the parties (including payment if and when due of the Earn Out Consideration) shall survive the Closing and remain in full force and effect indefinitely.

6.5 Limitation of Liability. Except with respect to fraud, willful breach or intentional misrepresentation by the Seller or the Parent (or any of their respective agents) the maximum aggregate liability of Seller and Parent collectively pursuant to this ARTICLE VI shall be limited to the amount of the Purchase Price actually received.

6.6 Adjustment to Purchase Price. All payments made pursuant to this ARTICLE VI shall be treated as adjustments to the Purchase Price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement, to the maximum extent permitted by legal requirements.

ARTICLE VII

MISCELLANEOUS

7.1 Fees and Expenses. Except as otherwise provided in this Agreement, each of the parties hereto will pay and discharge its own expenses and fees (including legal and accounting fees) in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

7.2 Publicity and Disclosures. No press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by either party without the prior knowledge and written consent of the other party except as may be required by law; provided that the parties will reasonably consult with each other before making any such disclosure, including in connection with filings with the Securities and Exchange Commission, regarding this Agreement, the Transition Services Agreement or the transactions contemplated hereby or thereby.

7.3 Confidentiality. The Seller and Parent agree to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all trade secrets, price and customer lists, pricing and marketing plans and all other confidential or proprietary documents and information relating to the Purchased Assets but excluding any such information relating to Parent’s other businesses (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement and the Transition Services Agreement and deliver promptly to GoDaddy, at GoDaddy’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control. Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement. In the event that the Seller or Parent or any of their respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any Confidential Information, such person shall provide GoDaddy with prompt written notice

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of such requirement so that GoDaddy may seek a protective order or other remedy or waive compliance with the provisions of this Section 7.3. In the event that a protective order or other remedy is not obtained or if GoDaddy waives compliance with this Section 7.3, such person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

7.4 Obligations with Respect to Transferred Confidential Information. It is understood that for Confidential Information that is included in the Purchased Assets, ownership of such Confidential Information, including related trade secret rights, are hereby assigned to Buyer and shall be considered the Confidential Information of Buyer and not the Confidential Information of the Seller or Parent. Buyer will have the right to use, disclose, and otherwise exploit such Confidential Information in its sole discretion and the Seller and Parent will refrain from doing so in perpetuity. As of the Closing Date, the Seller shall deliver to Buyer all copies and embodiments of documents, electronic files and other objects embodying such Confidential Information, without retaining any copies or embodiments thereof. The Seller agrees to certify compliance with such delivery if requested by Buyer.

7.5 Release. Each of the Seller and the Parent, for itself and on behalf of its affiliates and each of its representatives, agents, estates, heirs, successors and assigns, hereby irrevocably, unconditionally and forever acquits, releases, waives and discharges, and further covenants and agrees that it will not assert any claims against the Buyer or GoDaddy or any of their respective officers, directors, employees, agents, divisions, affiliated corporations, affiliated non-corporation entities, representatives, successors, predecessors and assigns (individually and collectively, the “Released Parties”) from any and all past, present and future debts, losses, costs, bonds, suits, actions, causes of action (including, without limitation, for infringement or misappropriation of any intellectual property rights of the Seller or the Parent), liabilities, contributions, attorneys’ fees, interest, damages, punitive damages, expenses, claims, potential claims, counterclaims, cross-claims, or demands, in law or in equity, asserted or unasserted, express or implied, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever, that either the Seller or the Parent had, presently has or may hereafter have or claim or assert to have against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing Date, that in any way arise from or out of, are based upon or relate to the negotiation or execution of this Agreement or any of the transactions contemplated hereby, except as expressly set forth in this Agreement and the other Purchase Documents. Each of the Seller and the Parent hereby covenants not to sue or otherwise seek to enforce or assert any rights against the Buyer or any of the Released Parties with respect to matters released herein, except such release shall not extend to claims against the Released Parties for breach of this Agreement or the other Purchase Documents. The releases contained herein are intended to be complete, global and all-encompassing and specifically includes claims that are known, unknown, fixed, contingent or conditional with respect to the matters described herein as of the Closing Date. Each of the Seller and the Parent hereby expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7.6 Non-Competition. For a period of three (3) years from the Closing Date (the “Non-Compete Period”), except where prohibited by law, neither of Parent or Seller shall, directly or indirectly, engage in bulk purchases of domain names for the purpose of Reselling or Parking, other than pursuant to relationships with the Buyer, GoDaddy or any of their respective subsidiaries.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.7 Tax Matters. All sales, use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp duties or similar Taxes (“Transfer Taxes”) assessed in connection with the transfer of the Purchased Assets pursuant to this Agreement shall be the responsibility of the Buyer, except as set forth on Schedule 7.7. The Buyer shall promptly pay such Transfer Taxes. To the extent permitted by applicable legal requirements, the Parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes or other related Taxes. Title and possession of the Purchased Assets will transfer at GoDaddy’s office located in Scottsdale, Arizona.

7.8 General Cooperation.

(a) At any time or from time to time after the Closing, at the Buyer or GoDaddy’s request, the Seller and the Parent shall, (i) with respect to the Purchased Assets other than the Purchased Domain Names, use reasonable commercial efforts without cost to Seller or Parent (and shall cause its Affiliates to) and (ii) with respect to the Purchased Domain Names use reasonable best efforts at the cost and expense of Seller or Parent (and shall cause its Affiliates to), to put the Buyer and GoDaddy in actual possession and operating control of the Purchased Assets, and to assist the Buyer and GoDaddy in exercising all rights with respect thereto, and otherwise to cause the Seller and the Parent to fulfill their obligations under this Agreement. To the extent that the Buyer and GoDaddy cannot be granted possession in respect of any Purchased Asset as of the Closing Date, such Purchased Asset(s) shall be held by the Seller and the Parent for and on behalf of the Buyer and GoDaddy until such time as the Buyer and GoDaddy are granted possession thereof.

(b) After the Closing, each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with the preparation of standalone financial statements related to the Purchased Assets), any financial statement audit, Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose and will take reasonable measures to cause its representatives, including its accountants, to do the same.

(c) If, for any reason after the Closing, any payment is received by the Seller, to the extent that any portion of said payment is in satisfaction of an obligation that is, in accordance with the terms of this Agreement, properly payable to the Buyer, then the Seller shall promptly reimburse the Buyer for or promptly remit to the Buyer, as the case may be, such payment. If, for any reason after the Closing, any payment is received by the Buyer or GoDaddy, to the extent that any portion of said payment is in satisfaction of an obligation that is, in accordance with the terms of this Agreement, properly payable to the Seller, then the Buyer or GoDaddy shall promptly reimburse the Seller for or promptly remit to the Seller, as the case may be, such payment.

(d) If, for any reason for a period of ninety (90) days after the Closing, any marketing leads or inbound inquiries relating to the Domain Name Portfolio are received by the Seller or Parent then Parent shall promptly direct such inquiries to GoDaddy and notify GoDaddy of the same, and Parent shall have all correspondence sent to email addresses of sales employees that are terminated within such ninety (90) day period routed to an active email account of a person designated by Parent to ensure compliance with the obligations set forth in this Section 7.8(d).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.9 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by facsimile (receipt confirmed) to:

if to Buyer: c/o GoDaddy.com, LLC 14455 N. Hayden Rd, Suite 219 Scottsdale, AZ 85260 Attn: Matt A. Forkner, Esq. Email: mforkner@godaddy.com if to the Parent or Seller: Marchex, Inc. 520 Pike Street, Suite 2000 Seattle, WA 98101 Attention: Ethan Caldwell, Esq. Facsimile: (206) 331-3695 Telephone: (206) 331-3300

with a copy to:

DLA Piper LLP (US)

33 Arch St., 26th Floor

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

                 Michelle D. Paterniti, Esq.

Email: francis.feeney@dlapiper.com

            michelle.paterniti@dlapiper.com

Facsimile: (617) 406-6164

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

7.10 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed.

7.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.12 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

7.13 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected.

7.14 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or any other Purchase Document.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.15 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Delaware. Each party to this Agreement: (a) expressly and irrevocably consents and submits to the nonexclusive jurisdiction of each state and federal court located in Delaware in connection with any such legal proceeding; (b) agrees that each state and federal court located in Delaware shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

7.16 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same will be in writing and signed, in the case of an amendment, by the Buyer, the Seller and the Parent, or in the case of a waiver, by the party against whom the waiver is to be effective.

7.17 Entire Agreement. This Agreement, including the schedules and exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said schedules or exhibits.

7.18 Post-Closing Domain Name Transfers. Seller has set forth on Schedule 3.3(b) and Appendix I, to the best of its knowledge a comprehensive list of the domain names in its Archeo domain portfolio, lead generation and directory business. In the event Seller or Parent discover any additional names after Closing and during the Non-Compete Period set forth in Section 7.6 (a) which are used for the purpose of domain sales on its Archeo directory or lead generation business and were registered to Seller, Parent or any of their respective Affiliates prior to Closing, it will notify Buyer and arrange for the transfer of any such domain name to Buyer. For purposes of clarification, Seller will have no obligation to transfer any domain name after Closing utilized by Parent, Seller or any of their respective Affiliates as part of its call advertising, local leads, or any other business that is not associated with the Archeo business.

[Remainder of Page Intentionally Left Blank]

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under seal as of the date first set forth above.

BUYER:

NAMEFIND LLC

By:	/s/ Scott W. Wagner
Name: Scott W. Wagner
Title: COO & CFO

GODADDY:

GODADDY.COM, LLC

By:	/s/ Scott W. Wagner
Name: Scott W. Wagner
Title: COO & CFO

SELLER:

MARCHEX SALES, LLC

By:	/s/ Brendhan Hight
Name: Brendhan Hight
Title: President

PARENT

MARCHEX, INC.

By:	/s/ Peter Christothoulou
Name: Peter Christothoulou
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedules and Exhibits

Except for Exhibit B, exhibits and schedules to the Agreement have been omitted. The following is a list of omitted exhibits and schedules which Parent agrees to furnish supplementally to the Securities and Exchange Commission upon request.

Schedules

2.1(A)	- Purchased Domain Names to be transferred after the Closing
2.1(B)	- Purchased Domain Names to be transferred at Closing to GoDaddy Europe
5.1(E)	- Purchased Domain Names that have a remaining registration term of less than one hundred twenty (120) days as of the Closing Date
5.1(F)	- Third Party Consents
6.1(D)
7.7

Exhibits

A – Purchased Assets

C – Bill of Sale

D – IP Assignment Agreements

E – Transition Services Agreement

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

Earn Out Consideration

“Purchased Asset Gross Revenues” means, from and after the Closing Date, revenues received by Buyer that are directly derived from (i) initial sales of Purchased Domain Names to third parties from Buyer’s account (before any commission), plus any revenues from the leasing or granting of any similar right to a third party, which initial sales, leases or granting of similar rights occurs during the Earn Out Period (the activities in this clause (i), “Reselling”), and (ii) domain parking fees from third parties (net of any parking fees or withholdings paid to third parties) associated with such Purchased Domain Names as part of a broad program or implementation for the portfolio of Purchased Domain Names (or a significant segment thereof) instituted by Buyer, which domain parking fees would include fees from content displayed on the Purchased Domain Names for the placement of URL links, display advertising, or other content from third parties (the activities in this clause (ii), “Parking”). Purchased Asset Gross Revenues would not include subscription fees, membership fees, or any other revenues related to other products or services sold by, or any enterprise or business operated by, GoDaddy, Buyer or their respective Affiliates, utilizing a Purchased Domain Name.

After the Purchased Asset Gross Revenues realized by Buyer has reached $*** (the “Earn Out Threshold”), Buyer shall pay the Seller (or Parent at Seller’s instruction) an annual Earn Out Payment in cash for the following *** (measured from the date the $*** in Purchased Asset Gross Revenues was realized) calculated as *** of the Purchased Asset Gross Revenues in the respective year during such *** (the “Earn Out Period”).

This Exhibit B shall be subject, in all respects, to Section 2.4(f) of the Agreement.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.